EXHIBIT 12



                     GTE FLORIDA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)



(Dollars in Millions)                                      Nine Months Ended       Nine Months Ended
                                                           September 30, 1999    September 30, 1999(a)
                                                          --------------------   --------------------

Net earnings available for fixed charges:
  Income from continuing operations                       $              167.8   $              167.8
  Add - Income taxes                                                     107.1                  107.1
      - Fixed charges                                                    101.4                   55.1
                                                          --------------------   --------------------
Adjusted earnings                                         $              376.3   $              330.0
                                                          ====================   ====================

Fixed charges:
  Interest expense                                        $               95.5   $               49.2
  Portion of rent expense representing interest                            5.9                    5.9
                                                          --------------------   --------------------

Adjusted fixed charges                                    $              101.4   $               55.1
                                                          ====================   ====================


RATIO OF EARNINGS TO FIXED CHARGES                                        3.71                   5.99



(a) Excludes $46.3 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.